As filed with the Securities and Exchange Commission on June 30, 2009

Registration No. 333-46768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Eden Bioscience Corporation

(Exact name of registrant as specified in its charter)

Washington	91-1649604
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

14522 NE North Woodinville Way, Suite 202B
Woodinville, Washington 98072
(Address of Principal Executive Offices) (Zip Code)

Eden Bioscience Corporation 2000 Stock Incentive Plan

Eden Bioscience Corporation 2000 Employee Stock Purchase Plan

Eden Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan

 (Full title of the plan)

Nathaniel T. Brown
Chief Executive Officer, Chief Financial Officer and Secretary
14522 NE North Woodinville Way, Suite 202B
Woodinville, Washington 98072
(Name and address of agent for service)

(425) 806-7300

(Telephone number, including area code, of agent for service)

With  a copy to:

Andrew Moore

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to Registration Statement No. 333-46768 shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-46768) filed by Eden Bioscience Corporation, a Washington corporation (the "Company"), with the Securities and Exchange Commission on September 27, 2000 (the "Registration Statement"), which registered an aggregate amount of 9,718,000 shares of common stock of the Company, par value $0.0025 per share (the "Common Stock"), including (i) 2,468,000 shares of Common Stock relating to the Eden Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan, (ii) 6,000,000 shares of Common Stock relating to the Eden Bioscience Corporation 2000 Stock Incentive Plan and (iii) 1,250,000 shares of Common Stock relating to the Eden Bioscience Corporation 2000 Employee Stock Purchase Plan.

On May 20, 2009, the Company's shareholders approved the voluntary dissolution and liquidation of the Company pursuant to a plan of complete dissolution and liquidation (the "Plan").  In connection with the Plan, on June 18, 2009, the Company filed articles of dissolution (the "Articles") with the Secretary of State of the State of Washington.  The Articles became effective at 5:00 p.m. Pacific time on June 29, 2009 (the "Effective Date") and provide for the dissolution of the Company under the Washington Business Corporation Act. (the "Dissolution").  On the Effective Date, the Company was dissolved for purposes of Washington law and closed its stock transfer books and discontinued recording transfers of shares of Common Stock.  After the Effective Date, certificates representing shares of Common Stock are not assignable or transferable on the books of the Company except by will, intestate succession or operation of law.  From and after the Effective Date, and subject to applicable law, the Common Stock will be deemed cancelled and each holder of Common Stock will cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan.

As a result of the Dissolution, the Company has terminated all offerings of its shares of Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with the foregoing, the Company hereby removes from registration all the shares of Common Stock under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodinville, State of Washington, on this 30th day of June, 2009.

EDEN BIOSCIENCE CORPORATION
By:	/s/ Nathaniel T. Brown
Name: Nathaniel T. Brown
Title: Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, on June 30, 2009.

Signature	Title

/s/ Nathaniel T. Brown	Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive, Financial and Accounting Officer)
Nathaniel T. Brown

/s/ William T. Weyerhaeuser	Chairman of the Board
William T. Weyerhaeuser

/s/ Agatha L. Maza	Director
Agatha L. Maza

/s/ Jon E.M. Jacoby	Director
Jon E.M. Jacoby

/s/ Albert A. James	Director
Albert A. James

/s/ Rhett R. Atkins___________________	Director
Rhett R. Atkins

/s/ Richard N. Pahre__________________	Director
Richard N. Pahre

/s/ Gilberto H. Gonzalez______________	Director
Gilberto H. Gonzalez

/s/ Roger Ivesdal____________________	Director
Roger Ivesdal